June 25, 2014
Mr. George Sullivan Audit Committee Chairman SEI
Structured Credit Fund, L.P. 1 Freedom Valley Drive
Oaks, PA 19456
Dear George:
This is to confirm that the client-auditor relationship between SEI Structured Credit Fund,
L.P. (Investment Company Act file number 811-22107) and Ernst & Young LLP has ceased.
Very truly yours,
cc: PCAOB Letter File Office of the Chief Accountant
Securities and Exchange Commission 100 F Street,
N.E. Washington, D.C. 20549-7561


Ernst & Young LLP
Philadelphia, PA